NEWS RELEASE
FOR IMMEDIATE RELEASE
CONTACT:
Jane Miller
Corporate Relations Manager
(603) 594-8585 ext. 3346
PRESSTEK APPOINTS BRIAN MULLANEY TO BOARD OF DIRECTORS
Hudson, NH—October 19, 2005—Presstek, Inc. (Nasdaq:PRST), a leading manufacturer and marketer of environmentally responsible high tech digital imaging solutions for the graphic arts and laser imaging markets, today announced the appointment of Brian Mullaney to Presstek’s Board of Directors.
Mullaney is a founding director and president of The Smile Train, the world’s largest non-profit cleft lip and palate surgery organization, enabling more than 15,000 surgeons and medical professionals in more than 55 countries, including the United States, to provide free surgery to children suffering with cleft lip and palate. Additionally, The Smile Train sponsors major research projects that are searching for a way to prevent clefts.
Prior to becoming President of The Smile Train, Mullaney worked for more than 20 years in the field of advertising. He was founder of Schell/Mullaney Advertising, a high-tech marketing agency which was sold to CKS, a publicly-held interactive advertising agency. He has also served as Senior Vice President, Creative Director at J. Walter Thompson and Vice President, Creative Director at Young & Rubicam. Mullaney earned a bachelor’s degree in business economics from Harvard University.
Presstek’s Lead Director John Dreyer said, “We are delighted to welcome Brian to Presstek’s Board of Directors. His substantial marketing experience and business acumen will add dimension to Presstek’s board. We are looking forward to his participation.”
For more information on The Smile Train, visit www.smiletrain.org.
About Presstek
Presstek, Inc. is a leading manufacturer and marketer of environmentally responsible, high-tech, digital imaging solutions to the graphic arts and laser imaging markets. Presstek’s patented DI®, CTP and plate products provide a streamlined workflow in a chemistry-free environment, thereby reducing printing cycle time and lowering production costs. Presstek solutions are designed to make it easier for printers to cost effectively meet increasing customer demand for high-quality, shorter print runs and faster turnaround while providing improved profit margins.
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Presstek subsidiary Precision Lithograining Corporation is a manufacturer of high quality digital and conventional printing plate products, including Presstek’s award-winning, chemistry-free Anthem plate. Presstek subsidiary Lasertel, Inc., manufactures semiconductor laser diodes for Presstek’s and external customers’ applications. ABDick markets graphic arts and printing equipment and supplies for all stages of document creation — pre-press, press and post-press — and provides continuing service and support.
For more information on Presstek, visit www.presstek.com, call 603-595-7000 or email: info@presstek.com.
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